Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cogent Communications Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	1,200,000	$65.82	$78,984,000	0.00011020	$8,704.04
Total Offering Amounts					$78,984,000		$8,704.04
Total Fee Offsets							—
Net Fee Due							$8,704.04

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock of Cogent Communications Holdings, Inc., par value $0.001 per share (the “Common Stock”), that may be offered or issued under the Amended and Restated Cogent Communications Holdings, Inc. 2017 Incentive Award Plan as a result of a stock split, stock dividend or similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and (c) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices per share for the Common Stock as reported on the Nasdaq Global Select Market on May 9, 2023.